AMENDED AND RESTATED
FOURTH SUPPLEMENT
TO MASTER LOAN AGREEMENT
(TERM LOAN)

THIS AMENDED AND RESTATED FOURTH SUPPLEMENT TO MASTER LOAN AGREEMENT (this “Fourth Supplement”) is made and entered into as of June 29, 2017 (the “Closing Date”), by and between HOME FEDERAL SAVINGS BANK (“Lender”) and HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”), and supplements and incorporates all of the provisions of that certain Amended and Restated Master Loan Agreement, of even date herewith, between Lender and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”). This Fourth Supplement amends, restates and replaces, but is not a novation of that certain Fourth Supplement to Master Loan Agreement dated as of February 28, 2014, between Borrower and Lender.
1.    Definitions. As used in this Fourth Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Fourth Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Fourth Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota, as amended from time to time.
“Term Loan” means the $30,000,000.00 term loan extended to the Borrower by the Lender under the Term Note, this Fourth Supplement, and the MLA, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.
“Term Note” means that certain Term Note of even date herewith in the original principal amount of $30,000,000.00 evidencing the Term Loan, as the same may be amended, restated, extended, replace or otherwise modified from time to time.
“Maturity Date” means December 31, 2022.
“Monthly Payment Date” means the first (1st) day of each calendar month.
“Bi-Annual Payment Date” means the last day of each June and December during the term of the MLA and this Fourth Supplement.
2.    Term Loan. On the terms and conditions set forth in the MLA, this Fourth Supplement, and the Term Note, Lender agrees on the date of this Fourth Supplement to make a term loan to the Borrower in the amount of $30,000,000.00.

a.
Term. The term of the Term Loan shall run for a period beginning on the Closing Date and end on the Maturity Date. On the Maturity Date, the unpaid principal balance of the Term Loan, all accrued and unpaid interest thereon, and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Loan shall be due and payable in full.

b.
Purpose. The proceeds of the Term Loan may be used by Borrower to refinance certain indebtedness owing to the Lender on the Closing Date and for costs associated with the construction of the Project (as such term is defined in the MLA). The Borrower agrees that the proceeds of the Term Loan are to be used only for the purposes set forth in this Section 2(b).

c.
Interest Rate. Subject to the terms and conditions contained in the MLA, the Term Note, and this Fourth Supplement, the Term Loan shall bear interest at a fixed rate per annum equal to 4.79% (Lender’s cost of funds on the Closing Date - 1.89% plus 290 basis points). The computation of interest, amortization, maturity and other terms and conditions of the Term Loan shall be as provided in the MLA and the Term Note, provided, however, that in no event shall the applicable rate of interest on the Term Loan exceed the Maximum Rate.

d.
Payments. Beginning on August 1, 2017, and continuing on each Monthly Payment Date thereafter until the Maturity Date, the Borrower shall pay to the Lender monthly payments of accrued interest on the outstanding principal balance of the Term Loan. Beginning on June 30, 2018, and continuing on each Bi-Annual Payment Date thereafter until the Maturity Date, the Borrower shall pay to the Lender equal payments of principal in the amount of Three Million and no/100 dollars ($3,000,000.00). Each principal payment on the Term Loan shall include payment of accrued and unpaid interest on the Term Loan through the date of such payment. The outstanding principal balance of the Term Loan, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date.

e.
Prepayment. Borrower may, at any time and from time to time, upon thirty (30) days advance written notice to Lender, prepay the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as and to the extent specifically provided in this Section. In the event that the Term Loan is refinanced at any time during the first thirty six (36) months following the Closing Date, Borrower shall pay a prepayment fee for the amount(s) refinanced equal to the “Make Whole Prepayment Fee” (defined below). The prepayment fee shall be due and payable for each such advance payment made by Borrower, whether made voluntarily or involuntarily, including any prepayment effected by Lender’s acceleration of the Term Loan. Any prepayment does not otherwise affect Borrower’s obligation to pay any other fees payable under the MLA, this Fourth Supplement or the Term Note.

The “Make Whole Prepayment Fee” shall be an amount calculated as follows: compare the Initial Reference Rate to the Final Reference Rate; (A) if the Initial Reference Rate is less than or equal to the Final Reference Rate, the prepayment fee is zero ($0.00); (B) if the Initial Reference Rate is greater than the Final Reference Rate, the prepayment fee shall be calculated as follows: (i) calculate an amortization schedule using the Initial Reference Rate, the amount of the principal prepayment, the prepayment date and the Maturity Date; because the “Fee End Date” (the third anniversary of the Closing Date) is prior to the Maturity Date, for purposes of the calculation it is assumed that all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date; (ii) calculate the interest payment which will accrue on the advance payment of principal through the Fee End Date at the Initial Reference Rate (“Initial Interest Amounts”); (iii) calculate the interest payment which will accrue on the advance payment of principal through the Fee End Date at the Final Reference Rate (“Final Interest Amounts”); (iv) calculate the “Differential Interest Amount” for each interest payment due through the Fee End Date by subtracting the Final Interest Amount from the Initial Interest Amount for each such payment; and (v) calculate the discounted present value of each Differential Interest Amount using the Final Reference Rate as the discount rate. The prepayment fee shall be the sum of the discounted present value of each Differential Interest Amount. As used in this subsection, “Initial Reference Rate” means the annualized interest rate charged to Borrower on the Term Loan on the proposed prepayment date; and “Final Reference Rate” means the annualized interest rate Lender would allocate to fund a new advance, on the date of prepayment, with similar scheduled repayment of principal from the time of the advance payment through the Fee End Date, assuming all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement. No prepayment fee shall be due to Lender for advance payments of principal made after the Fee End Date.
3.    Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the Term Note; (iii) after the maturity of the Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the Term Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

4.    Late Charge. If any payment of principal or interest due under this Fourth Supplement or the Term Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.

5.     Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Lender should raise a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Rate loans, then: (a) Lender shall promptly notify each of the other parties hereto; and (b) the obligation of Lender to make LIBOR Rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

6.    Maximum Amount Limitation. Anything in the MLA, this Fourth Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Term Note or any of the Loan Obligations, or ever be required to pay interest on the Term Note or any of the Loan Obligations at a rate in excess of the Maximum Rate. If the effective rate of interest which would otherwise be payable under the MLA, this Fourth Supplement, the Term Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Fourth Supplement, the Term Note, or any of the other Loan Documents shall be reduced to the Maximum Rate. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to Lender under the MLA, this Fourth Supplement, the Term Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Term Note, be either refunded to Borrower or credited on the principal of the Term Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Lender under the Term Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full term of the Advances evidenced by the Term Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith.

7.    Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and the other Loan Documents.
8.    Events of Default. The occurrence and continuance of an Event of Default under the MLA or under any other Loan Document is an “Event of Default” under this Fourth Supplement and the Term Note.

9.    Remedies. In addition to the remedies and relief set forth herein, upon the occurrence of an Event of Default or at any time thereafter, Lender may, at its option, exercise any or all of the rights and remedies set forth in the MLA, the Security Agreement, the Mortgage, and the other Loan Documents. The Lender may also take any action or commence any proceeding at law or in equity which it deems advisable for the protection of its interests to collect and enforce repayment of the Term Loan.

10.    Governing Law. This Fourth Supplement shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

11.     Execution of Counterparts. This Fourth Supplement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE FOR
AMENDED AND RESTATED
FOURTH SUPPLEMENT
TO MASTER LOAN AGREEMENT
(TERM LOAN)
BY AND BETWEEN
HOMELAND ENERGY SOLUTIONS, LLC
AND
HOME FEDERAL SAVINGS BANK

DATED: June 29, 2017

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Fourth Supplement to be executed by their duly authorized officers as of the date shown above.
HOMELAND ENERGY SOLUTIONS,        HOME FEDERAL SAVINGS BANK,
LLC, an Iowa limited liability company        a federally chartered stock savings bank
organized under the laws of the United
States

By:     /s/James Broghammer                 By:     /s/Eric Oftedahl
James Broghammer                     Eric Oftedahl
Title: President/CEO                    Its: Vice President

STATE OF IOWA            )
                    ) ss.
COUNTY OF Chickasaw        )

On this 29th day of June, 2017, before me a Notary Public within and for said County, personally appeared James Broghammer, to me known, who being by me duly sworn, did say that he is the President of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

/s/ Katherine J. Balk
Notary Public